Exhibit 10.61
[DISCOVER LETTERHEAD]

December 11, 2024

Discover Financial Services (the “Company”) is considering paying or settling some of your 2025 compensation early. The early payment and settlement are designed to reduce potential adverse tax consequences that you may experience as a result of the acquisition by Capital One Financial Corporation (“Capital One”).

You are not required to agree to early payment and settlement. It is entirely at your election. In addition, you will need to return amounts paid early under certain circumstances. Finally, amounts paid early remain subject to existing clawback and risk review provisions.

1.This is a binding agreement if you elect to participate.

If you agree, this letter agreement (this “Agreement”) will memorialize your agreement with the Company regarding the early payment of part of your 2024 cash bonus and early vesting and settlement of certain restricted stock units (“RSUs”) and performance stock units (“PSUs”) (if applicable) on or after December 19, 2024 and no later than December 31, 2024 (the date of such payment and settlement, the “Payment Date”) as set forth below.

2.Early payment of your 2024 bonus.

Subject to your continued employment in good standing through the Payment Date, on the Payment Date, or as soon as administratively practicable thereafter, the Company will pay you [115% of your target annual cash bonus][your annual cash bonus after applying the individual performance factor and risk modifier, if any,] for 2024, less applicable deductions and withholdings (your “Bonus Prepayment”). Your Bonus Prepayment will be treated for tax withholding and reporting purposes as taxable compensation to you when made. In 2025, at the time the Company typically determines bonuses, it will determine the actual amount of your annual cash bonus for 2024 and may pay you any excess over your Bonus Prepayment (after taking into consideration [individual performance factors,] risk and/or compliance adjustments, Company discretion, etc.), less applicable deductions and withholdings.

3.Early vesting and settlement of your RSUs and PSUs (if applicable).

Subject to your continued employment in good standing through the Payment Date, on the Payment Date, the Company will accelerate the vesting and settlement of 100% of any RSUs granted to you in 2024 that were scheduled to vest by their terms between January 1, 2025 and June 30, 2025 (your “RSU Presettlement”) and 110% of the target amount of any PSUs granted to you in 2022 for the 2022-2024 performance period (your “PSU Presettlement”), in each case less applicable deductions and withholdings. Your RSU Presettlement and PSU Presettlement will be treated for tax withholding and reporting purposes as taxable compensation to you when vested and settled. For purposes of this Agreement, “Shares” has the meaning set forth in the Discover Financial Services 2023 Omnibus Incentive Plan.

4.Your repayment obligations.

If your employment with the Company is terminated by you without Good Reason (as defined in the Discover Financial Services Change in Control Severance Policy Amended and Restated May 3, 2024 (the “Severance Policy”)) or by the Company for Cause (as defined in the Severance Policy) on or before February 14, 2025, subject to any applicable exceptions set forth in the Company’s policies and procedures, including the Year-End Incentive Standard, you agree to promptly (but in any event no later than 15 days following the date of termination) repay to the Company the pre-tax amount of your Bonus Prepayment.

If your employment with the Company is terminated by you without Good Reason or by the Company for Cause before the originally-scheduled vesting date of the RSUs and PSUs subject to your RSU Presettlement and PSU Presettlement, as applicable, you agree to promptly (but in any event no later than 15 days following the date of termination) (1) pay to the Company an amount in cash equal to the value of the Shares that would have been delivered pre-tax in connection with your RSU Presettlement and PSU Presettlement as of the Payment Date, which value shall be determined by the Company, in its sole discretion, or (2) transfer to the Company a number of shares of Common Stock equal to the number of Shares that would have been delivered pre-tax in connection with your RSU Presettlement and PSU Presettlement, which number shall be determined by the Company, in its sole discretion.

You understand that the Bonus Prepayment, RSU Presettlement and PSU Presettlement remain subject to any applicable forfeiture, recovery or other action by the Company pursuant to any clawback or recoupment policy in effect, including the Company’s Incentive Compensation Clawback Policy, Compensation Recoupment Policy, and clawback and risk review provisions set forth in the award agreements for the RSUs and PSUs subject to your RSU Presettlement and PSU Presettlement.

5.Miscellaneous

The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the State of Illinois, without reference to principles of conflict of law. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise (including, after the Closing, Capital One and its affiliates).

This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and shall be interpreted, operated and administered accordingly. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature page follows]

Sincerely,

Discover Financial Services

Carrie Blair
EVP, Chief Human Resources Officer

AGREED AND ACCEPTED BY:

Name:
Title:

Dated: